Exhibit 10.23

***Certain information in this document has been excluded

pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”)

in this exhibit.***

Co-Marketing and Collaboration Agreement

This Co-Marketing and Collaboration Agreement (this “Agreement”) is entered into effective as of April 2, 2026 (“Effective Date”) by and between Game Your Game, Inc., a Nevada corporation (“GYG”) and GolfSuites 1, Inc. a Delaware corporation (“Golf Suites”). GYG and GolfSuites may hereinafter be referred to, collectively, as the “Parties”.

RECITALS

WHEREAS, GYG is engaged in the development and commercialization of golf technology products, including the GameGolf KZN AI product;

WHEREAS, GolfSuites is operating golf entertainment facilities and expanding its offerings to its customers;

WHEREAS, the Parties desire to enter into a product distribution and reseller arrangement, and mutual co-marketing and promotional commitments;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 As used in this Agreement, the following terms have the meanings set forth below:

(a) “Agreement” means this Co-Marketing & Distribution Agreement, together with all exhibits and schedules hereto, as may be amended from time to time in accordance with Section 8.4.

(b) “Closing” means the date on which all conditions to effectiveness set forth in Article IX have been satisfied or waived, and the Parties have executed and delivered all documents required hereunder.

(c) “Closing Date” means the date of Closing, which shall be the Effective Date unless otherwise agreed in writing by the Parties.

(d) “Collaboration” means the strategic collaboration between the Parties established pursuant to this Agreement.

(e) “Direct Listing” means the listing of any class of a Party’s equity securities for trading on a national securities exchange, including the Nasdaq Stock Market or the New York Stock Exchange, pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, without a firm commitment underwritten public offering, which includes the registration of outstanding securities for resale in accordance with applicable exchange rules.

(f) “Distribution” has the meaning set forth in Section 5.2.

(g) “Effective Date” has the meaning set forth in the preamble.

(h) “GameGolf KZN AI” or the “Product” means GYG’s golf performance tracking and artificial intelligence product, as further described in Exhibit A which may be amended or supplemented from time to time.

(i) “GolfSuites Direct Listing” means the completion of a Direct Listing of GolfSuites’ common stock1

(j) “GolfSuites Marketing Services” has the meaning set forth in Section 3.1.

(k) “GYG Direct Listing” means the completion of a Direct Listing of GYG’s common stock.

(l) “Initial Term” has the meaning set forth in Section 2.2.

(m) “Marketing Fee” has the meaning set forth in Section 3.2.

(n) “Majority Holder” means Grafiti LLC, a Nevada limited liability company, or its affiliate, holding a majority of the outstanding common stock of GYG.

(o) “Outside Date” means December 31, 2026.

(p) “Quarterly Minimum” has the meaning set forth in Section 2.2.

(q) “Share Transfer Agreement” means the Share Transfer and Exchange Agreement of even date herewith by and among the Majority Holder, GolfSuites, and GYG.

(r) “SRP” means GYG’s then -current suggested retail price for the Product, which is $[***] per unit, as of the Effective Date.

ARTICLE II

GYG PRODUCT DISTRIBUTION

2.1 Appointment

GYG hereby appoints GolfSuites as a non-exclusive authorized reseller of the Product within GolfSuites’ network of facilities and channels. GolfSuites accepts such appointment and agrees to promote, market, and resell the Product in accordance with the terms of this Agreement and any product-specific guidelines provided by GYG from time to time.

2.2 Minimum Purchase Commitment and Payment

(a) GolfSuites agrees to purchase a minimum of [***] units of the Product per calendar quarter (the “Quarterly Minimum”) for a minimum initial term of four (4) consecutive quarters (the “Initial Term”). Unless otherwise agreed by the Parties in writing, the Initial Term shall commence upon the earlier of: (a) August 31, 2026; or (b) the delivery of the Initial Purchase Order (the “Commencement Date”).

(b) GolfSuites’ obligation to make payments for Product shipments shall not arise until the GolfSuites Direct Listing; provided, however, that in no event shall the invoices be deferred beyond the Outside Date, regardless of whether the GolfSuites Direct Listing has been completed. Shipment invoices shall be issued on “net 30 day” terms. GYG shall have no obligation to reserve or ship inventory prior to the establishment of the Commencement Date.

2.3 Reseller Discount; Pricing

GolfSuites shall be entitled to purchase the Product at a reseller discount of not less than [***]% off the then-current SRP. As of the Effective Date, the SRP is $[***] per unit, resulting in a reseller price of approximately $[***] per unit. GYG shall provide GolfSuites with not less than thirty (30) days’ prior written notice of any change to the SRP.

2.4 Purchase Orders

GolfSuites shall submit written purchase orders to GYG specifying the quantity of units ordered in an amount that shall be equal to no less than the Quarterly Minimum, the requested delivery date, and the applicable delivery address. GolfSuites will deliver the initial purchase order (the “Initial Purchase Order”) no later than August 31, 2026, provided however, that the submission or timing of the Initial Purchase Order or any other purchase order delivered in connection with this Agreement shall be for administrative and fulfillment purposes only and shall not be a condition to, or otherwise limit, GolfSuites’ binding obligation to purchase no less than the applicable Quarterly Minimum for each quarter during the Initial Term. The parties agree that this Agreement constitutes a binding commitment by GolfSuites to purchase the Quarterly Minimum quantities and shall serve as full satisfaction of any requirement for a purchase order with respect to such quantities. GYG shall use commercially reasonable efforts to fulfill all purchase orders within the lead time specified in Exhibit A which may amended or supplemented from time to time.

2.5 Renewal

Following the Initial Term, the distribution arrangement shall continue at each Party’s option. The Parties shall negotiate renewal terms, including any adjustments to the Quarterly Minimum or reseller discount, in good faith on terms mutually agreeable to both Parties.

2.6 GYG Support

GYG shall provide GolfSuites with: (a) product training for GolfSuites’ relevant staff (in person or by video, as mutually agreed); (b) marketing collateral, including product specifications, images, and promotional materials; and (c) reasonable technical support and warranty service for units purchased by GolfSuites. The scope of such support shall be set forth in Schedule A which schedule may be amended from time to time by agreement of the parties.

2.7 Resale Terms; No Minimum Resale Price

GolfSuites shall have discretion to set its own end-customer resale prices for the Product; provided that GolfSuites shall not represent to end customers that GolfSuites’ resale price is GYG’s suggested retail price.

2.8 GYG Brand Guidelines

GolfSuites shall use GYG’s trademarks, logos, and brand assets solely in connection with the promotion and resale of the Product and in compliance with GYG’s brand guidelines as provided to GolfSuites from time to time. All use of GYG’s marks shall inure to the benefit of GYG.

ARTICLE III

MARKETING SERVICES

3.1 GolfSuites Marketing Services

(a) GolfSuites shall implement and execute a program of marketing and promotional activities intended to increase awareness, user acquisition, and engagement for GYG’s products, including the GameGolf KZN AI product. The “GolfSuites Marketing Services” may include the following activities which shall be subject to the terms of the Co-Marketing Plan (defined in Section 3.3 below) to be agreed to by the Parties:

(i) On-Site Promotion: Placement of GYG branding, digital displays, and promotional materials at GolfSuites venues, and incorporation of GYG products into the in-bay and customer experience.

(ii) Digital and Direct Marketing: Inclusion of GYG in GolfSuites’ digital channels, including email campaigns, mobile applications, websites, and social media, including recurring featured campaigns. All campaigns and promotional content will adhere to mutually agreed standards and be coordinated between the parties to ensure consistent messaging and avoid content oversaturation.

(iii) Customer Activation: Execution of promotions, contests, incentives, and bundled offerings designed to drive adoption of GYG products and services.

(iv) Events and Experiential Marketing: Hosting and promotion of co-branded events, tournaments, product demonstrations, and launch activations at GolfSuites facilities and other agreed venues.

(v) Product Integration: Possible integration and showcasing of the GameGolf KZN AI product within GolfSuites’ technology platform and customer experience, including staff training and onboarding support.

(vi) Content Development: Creation and distribution of co-branded marketing content, including digital media, video, instructional content, and promotional materials.

(vii) Sponsorship and Partner Channels: Leveraging GolfSuites’ sponsorships, partnerships, and influencer relationships to promote GYG’s products and services While GolfSuites will use commercially reasonable efforts to facilitate such introductions and activations, it makes no guarantee as to the outcomes or level of engagement resulting therefrom.

(viii) Reporting: Tracking and periodic reporting of key marketing metrics, including campaign performance, engagement, and user acquisition data, as reasonably requested by GYG.

GolfSuites shall use commercially reasonable efforts to perform the GolfSuites Marketing Services in a manner consistent with the objectives of this Agreement.

3.2 GolfSuites Marketing Service Fee

(a) In consideration for the GolfSuites Marketing Services to be provided by GolfSuites, GYG shall pay to GolfSuites a total cash amount of USD $500,000 (the “Marketing Fee”) in two installments as follows:

(i) First Installment: USD $150,000, due and payable by wire transfer of immediately available funds upon execution and delivery of this Agreement by both Parties; and

(ii) Second Installment: USD $350,000, due and payable by wire transfer of immediately available funds within five (5) business days of the completion of the GYG Direct Listing.

(b) GolfSuites shall have full discretion over the use and application of the Marketing Fee and shall not be required to restrict such funds to any particular purpose. While it is the expectation of the Parties that the Marketing Fee will aid to support the commercial activities described in this Agreement, nothing herein shall limit GolfSuites’ ability to apply such funds to its general working capital or other business needs.

3.3 Co-Marketing Plan

Within sixty (60) days following the Effective Date, the Partnership Leads shall prepare and agree upon a co-marketing plan (the “Co-Marketing Plan”) setting forth the anticipated activities, budget allocation, timelines, and responsibilities of each Party for the first year of the Partnership. The Co-Marketing Plan may be updated by mutual written agreement of the Partnership Leads. GYG shall provide GolfSuites with six (6) sample units for testing and market review purposes prior to any marketing launch.

3.4 Governance

The Parties shall designate one (1) representative each to serve as a primary point of contact for all matters relating to the Collaboration pursuant to this Agreement (each, a “Partnership Lead”). The Partnership Leads shall meet (in person or by video conference) not less than once per calendar quarter to review performance, co-marketing activities, and any operational matters relating to the Partnership. Either Party may replace its Partnership Lead upon written notice to the other.

3.5 Intellectual Property

Each Party grants the other a limited, non-exclusive, royalty-free license to use its trademarks, logos, and brand assets solely in connection with approved co-marketing activities under this Article III and in accordance with the licensor’s brand guidelines. No other intellectual property rights are granted hereunder. All goodwill generated by use of a Party’s marks shall inure to the benefit of the owning Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations and Warranties

Each Party represents and warrants to the other Party as of the Effective Date and as of the Closing Date as follows:

(i) Organization and Good Standing: It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to own its properties and conduct its business as currently conducted.

(ii) Authority; Binding Obligation: It has full legal power, authority, and capacity to execute, deliver, and perform its obligations under this Agreement and each other document executed in connection herewith. This Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and equitable principles.

(iii) No Conflicts: The execution, delivery, and performance of this Agreement do not and will not: (i) violate its organizational documents; (ii) violate any applicable law, rule, or regulation; or (iii) result in a breach of or default under any material agreement to which it is a party.

(iv) No Litigation: There is no pending or, to its knowledge, threatened legal, regulatory, or governmental proceeding against it that would materially impair its ability to perform its obligations under this Agreement.

(v) No Brokers: It has not engaged any broker, finder, or investment banker in connection with the transactions contemplated by this Agreement who is entitled to any fee or commission payable by the other Party.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Mutual Conditions

The obligations of each Party to consummate the transactions contemplated by this Agreement are conditioned upon:

(i) The representations and warranties of the other Party set forth in Article Iv being true and correct in all material respects as of the Closing Date;

(ii) The other Party having performed and complied in all material respects with all covenants and agreements required to be performed by it prior to or at the Closing; and

(iii) No governmental authority having enacted or issued any order or law prohibiting the consummation of the transactions contemplated herein.

5.2 GYG’s Additional Conditions

GYG’s obligation to close is additionally conditioned upon GolfSuites having executed and delivered the Share Transfer Agreement and the concurrent closing of the transactions contemplated by the Share Transfer Agreement.

5.3 GolfSuites’ Additional Conditions

GolfSuites’ obligation to close is additionally conditioned upon: (a) the Majority Holder and GYG having executed and delivered the Share Transfer Agreement and the concurrent closing of the transactions contemplated by the Share Transfer Agreement; and (b) GYG having wired the First Installment of the Marketing Feeto GolfSuites’ designated account.

ARTICLE VI

TERM AND TERMINATION

6.1 Term

This Agreement shall commence on the Effective Date and shall continue for an initial period of one (1) year from the Commencement Date (the “Agreement Term”). Following the Agreement Term, this Agreement shall continue for successive one-year periods upon mutual written agreement of the Parties unless earlier terminated in accordance with Section 6.2.

6.2 Termination for Convenience

Following the Agreement Term, either Party may terminate this Agreement upon not less than thirty (30) days’ prior written notice to the other Party.

6.3 Termination for Cause

Either Party may terminate this Agreement immediately upon written notice if: (a) the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days of receiving written notice thereof; or (b) the other Party becomes insolvent, makes a general assignment for the benefit of creditors, or becomes subject to any voluntary or involuntary bankruptcy or similar proceeding.

6.4 Effect of Termination

Termination of this Agreement shall not affect any obligations that have accrued prior to the effective date of termination, including: (a) any outstanding purchase commitments under Article II during the Initial Term and (b) any installment of the Marketing Fee that has become due and payable.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1 Indemnification by GYG

GYG will indemnify, defend and hold GolfSuites and its affiliates, and their officers, shareholders, directors, employees and agents harmless from and against, any claims, losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “GolfSuites Claims”) arising out of or in connection with: (i) GYG’s breach of any of its representations, warranties, covenants or obligations contained in this Agreement; (ii) the gross negligence or willful misconduct of GYG; and (iii) any defect in the design or manufacture of the Products, except to the extent caused by GolfSuites’ modification, misuse, or failure to follow instructions.

7.2 Indemnification by GolfSuites

GolfSuites will indemnify, defend and hold GYG and its affiliates, and their officers, shareholders, directors, employees and agents harmless from and against, any claims, losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “GYG Claims”) arising out of or in connection with: (i) GolfSuites’ marketing, sale and/or distribution of the Products, (ii) GolfSuites’ breach of any of its representations, warranties, covenants or obligations contained in this Agreement; (iii) the gross negligence or willful misconduct of GolfSuites; (iv) GolfSuites’ marketing, sale or distribution of the Products in a manner inconsistent with this Agreement or applicable law; (v) any unauthorized representations, warranties or guarantees made by GolfSuites; (vi) any modification, alteration or misuse of the Products by or on behalf of GolfSuites; and (vii) GolfSuites’ relationships with customers to the extent arising from its independent acts or omissions.

7.3 Limitation of Liability

Except to the extent prohibited by applicable Law, IN NO EVENT SHALL EITHER PARTY, its affiliates, OR ITS or their SUPPLIERS OR LICENSORS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH the products or THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). THE AGGREGATE TOTAL AND CUMULATIVE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR EACH PARTY its Affiliates’ AND ITS and their SUPPLIERS’ and Licensors’ SHALL IN NO EVENT EXCEED THE GREATER OF THE MARKETING FEE OR THE AGGREGATE PURCHASE PRICE PAID FOR THE PRODUCTS DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE LIMITATIONS SET FORTH IN THIS SECTION 7.3 SHALL APPLY EVEN IF the PARTies, their affiliates or their SUPPLIERS OR LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

8.2 Dispute Resolution

Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator in Santa Clara, California. The award of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding the foregoing, either Party may seek injunctive or other equitable relief in any court of competent jurisdiction to prevent irreparable harm pending arbitration.

8.3 Confidentiality

Each Party agrees to keep the terms of this Agreement, and all confidential information exchanged in connection herewith, strictly confidential and not to disclose such information to any third party without the prior written consent of the other Party, except: (a) as required by applicable law, regulation, or stock exchange rule; (b) to each Party’s legal, financial, and professional advisors who are bound by equivalent confidentiality obligations; or (c) in connection with any registration statement or disclosure document filed with the SEC.

8.4 Amendments

This Agreement may not be amended or modified except by a written instrument signed by duly authorized representatives of both Parties.

8.5 Waiver

No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No waiver shall be deemed a continuing waiver or a waiver of any other provision.

8.6 Entire Agreement

This Agreement, together with the Share Transfer Agreement, the exhibits and schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, and agreements relating thereto.

8.7 Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures (including PDF and DocuSign) shall be deemed original signatures for all purposes.

8.8 Notices

All notices under this Agreement shall be in writing and delivered by: (a) hand delivery; (b) nationally recognized overnight courier; or (c) email with confirmation of receipt, to the addresses set forth on the signature page or as updated by either Party in writing.

8.9 Severability

If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it enforceable, and the remaining provisions shall continue in full force and effect.

8.10 No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. Nothing herein shall create any rights in any third party.

8.11 Assignment

Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; except that either Party may assign this Agreement without consent to its affiliates or a successor entity in connection with a reorganization, merger, acquisition, or sale of all or substantially all of its assets, provided that the assignee assumes all obligations hereunder in writing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

GAME YOUR GAME, INC.
a Nevada corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer
Date:	April 2, 2026

GOLFSUITES 1, INC.
a Delaware corporation

By:	/s/ Gerald Ellenburg
Name:	Gerald Ellenburg
Title:	Chief Executive Officer
Date:	April 2, 2026

EXHIBIT A

PRODUCT DESCRIPTION AND FULFILLMENT TERMS